Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-181215) and related Prospectuses of Tranzyme, Inc. for the registration of common stock, preferred stock, debt securities, warrants and units of Tranzyme, Inc. and to the incorporation by reference therein of our report dated February 29, 2012, with respect to the consolidated financial statements of Tranzyme, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina
May 15, 2012